TRANSCRIPT

03 - 25 - 2026

Worthington Enterprises

Third Quarter 2026 Earnings Call

TOTAL PAGES: 15

Worthington Enterprises

Third Quarter 2026 Earnings Call

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer, Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President, Chief Executive Officer

Colin Souza

Worthington Enterprises; Chief Financial Officer

PARTICIPANTS:

Will Seddon

CJS Securities; Analyst

Steven Ramsey

Thompson Research Group; Analyst

Walter Liptak

Seaport Research Partners; Analyst

Susan Maklari

Goldman Sachs; Analyst

Brian McNamara

Canaccord; Analyst

PRESENTATION:

Operator^ Good morning. And welcome to the Worthington Enterprises' Third Quarter Fiscal 2026 Earnings Conference Call. (Operator Instructions)

This conference is being recorded at the request of Worthington Enterprises.

If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer.

Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Regina. Good morning everyone. And thank you for joining us for Worthington Enterprises' Third Quarter Fiscal 2026 Earnings Call.

On the call today are Joe Hayek, our President and Chief Executive Officer; and Colin Souza, our Chief Financial Officer.

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Third Quarter 2026 Earnings Call

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in nature and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market closed which is available on the Investor Relations section of our website.

Additionally, our remarks today will include references to non-GAAP financial measures. Reconciliations of these financial measures to the most directly comparable GAAP measures can also be found in the earnings release.

Today's call is being recorded. And a replay will be available later on our website at worthingtonenterprises.com.

With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. Good morning, everybody. Welcome to Worthington Enterprises' Fiscal 2026 Third Quarter Earnings Call.

We performed very well in Q3 and generated strong earnings growth which is a reflection of the tremendous effort that our team exhibits every day. Our colleagues all over the world continue putting our customers first in our solutions and approach are resonate, helping us to grow.

In Q3, in market conditions that continue to be mixed, we delivered strong Year-over-Year Growth in revenue, adjusted EBITDA and earnings per share. Revenue in Q3 was up over 24% from last year while our SG&A expenditures declined by 70 basis points as a percentage of sales.

Our adjusted EBITDA grew by 15% year-over-year. And in the last 12 months, our adjusted EBITDA is now $297 million, up $54 million from a year ago, and adjusted EBITDA margin was 22.4%.

This growth is driven by our teams as they optimize and grow our business by developing and launching new products, expanding production capacity in key value streams, driving excellent customer service and for strategic acquisitions. We believe we are very well positioned to capitalize on our strengths and continue to grow our market share as the markets improve. Q3 is a great example of how we leverage the Worthington Business System and how it shows up in our financial performance. As we grow our top line and profitability, we're leveraging the WBS and its three growth drivers – innovation, transformation, and M&A to maximize both our near and long-term success.

Innovation is a big part of our growth strategy. Our ASME water tanks used politic cooling and data centers are a great example, and our pipeline is rapidly growing as data centers increasingly utilize liquid cooling solutions. In addition, innovation and new products have led to new store placements for Balloon Time, driving growth in our consumer business.

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Third Quarter 2026 Earnings Call

Transformation has been a cornerstone of our operating strategy for some time. As new technologies emerge and we conceptualize and implement new tools that help transform our business, we're always focused not on how we did things yesterday, but on how we can do them better or more efficiently tomorrow.

Our 80/20 initiative is a good example of that thinking, and we're very happy with our progress to date and excited about how we can continue to leverage that discipline. AI is now embedded across many of our applications, and our focus to shifting from experimentation to operational impact, deploying AI in specific workloads where it can drive measurable efficiencies, not just individual productivity gains. We also continue investing in automation, as we gain efficiencies and create elevated opportunities for our comments.

We're focused on acquiring companies in niche markets with sustainable competitive advantages. And in January, we completed our acquisition of LSI. LSI is a leading U.S. manufacturer of standing seam metal roofing clips, components and retrofit systems that enhances our position in engineered building systems. LSI's products are engineered into OEM certified route systems creating meaningful requalification requirements and high switching costs. We're very happy the LSI team is now part of Worthington. Our integration efforts are off to a good start, and we're excited about the growth prospects that we have together.

At the core of the WBS and at the core of Worthington is our culture and our philosophy. Our company was founded and grew up embracing the notion that people are our most important asset. Today, as visibly as ever, our people power our success.

Part of our opportunity and our obligation as the U.S. manufacturer is to invest in and develop the workforce of the future. This year, we launched our largest career accelerator program to date, where high school seniors spend 10 weeks developing career readiness on the shop floor and in the classroom. When these young men and women complete the program, they’ll have a Certified Manufacturing Associate credential, and a full-time job offer from us.

Our teams do not seek recognition for its own sake, but it is gratifying when we are recognized by others. For instance, Newsweek recently named us one of America's greatest workplaces for culture, belonging and community for 2026. We're also named one of the world's most productive companies by LNS Research.

While these awards do not independently drive our success, they reflect a group of talented individuals and teams doing things well and the right way. Teams like that are the time you build around and that makes you proud to come to work every day.

Global events seem to be unfolding daily, and consequently, economic growth forecast are cloudy. And we believe our value propositions continue to improve and to resonate with our customers. The demand in our end markets is steady and will grow as market conditions improve.

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Third Quarter 2026 Earnings Call

Our strategies are solid, and we're executing well. As we approach the end of our fiscal year, we believe we're very well positioned to continue growing Worthington Enterprises and creating meaningful value for all of our stakeholders.

I will now turn it over to Colin, who will take you through some details related to our financial performance in the quarter.

Colin Souza^ Thank you, Joe. And good morning, everyone.

We delivered strong financial results in Q3, recording GAAP earnings of $0.92 per share compared to $0.79 per share in the prior year period. The current quarter included $0.06 per share of restructuring and other non-recurring items, primarily related to acquisition costs and the noncash amortization of a portion of the inventory step-up associated with our recent acquisition of LSI. The prior year quarter included $0.12 per share of restructuring and other expenses. Excluding these items in both periods, adjusted earnings were $0.98 per share, up from $0.91 in the prior year quarter and marking our sixth consecutive quarter of Year-over-Year Growth in adjusted EPS and adjusted EBITDA.

Consolidated net sales for the quarter were $379 million, up 24% compared to $305 million in the prior year quarter. The increase was driven by higher overall volumes in both building and consumer products, combined with the impact of recent acquisitions which contributed $32 million in net sales for Q3. Excluding the impact of acquisitions, net sales increased $42 million or 14% over the prior year quarter. Gross profit increased to $109 million from $89 million in the prior year quarter. Gross margin was 28.9% compared to 29.3% a year ago, with a modest contraction, primarily reflecting the purchase accounting impact of the inventory step-up at LSI. Adjusted EBITDA increased to $85 million from $74 million in the prior year quarter, with an adjusted EBITDA margin of 22.3%. On a trailing 12-month basis, adjusted EBITDA increased $54 million or 22% to $297 million compared to $243 million in the prior year TTM period. This performance reflects the strength of our differentiated portfolio and the positive impact of the Worthington Business System supporting improved operating discipline and sustainable earnings growth, both organically and through acquisitions.

Turning to our cash flow and capital allocation. Our focus remains funding growth through acquisitions and reinvesting in our business while returning excess cash to shareholders via dividends and share repurchases. Capital expenditures totaled $14 million in the quarter including $4 million related to our facility modernization project in consumer products. We returned capital to shareholders through $9 million in dividends and the repurchase of 100,000 shares of our common stock. Our joint ventures continue to deliver strong cash generation, providing $35 million in dividends during the quarter, representing 113% of equity income.

Operating cash flow was $62 million in the quarter, and free cash flow was $48 million.

On a trailing 12-month basis, free cash flow is now $164 million, representing a 95% free cash flow conversion rate relative to adjusted net earnings. Our free cash flow reflects elevated capital

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expenditures associated with our facility modernization projects which totaled roughly $27 million over the TTM period. We have roughly $25 million of modernization spend remaining. The modernization project is on track and on budget, and we expect to complete it by mid-fiscal year 2027. After this investment is complete, capital expenditures should return to more normalized levels, supporting continued healthy free cash flow conversion over time.

Turning to our balance sheet and liquidity. We closed the quarter with net debt of $306 million, resulting in a net debt-to-trailing adjusted EBITDA ratio of approximately 1.0x. Our leverage remains conservative, and we maintain ample liquidity with $495 million of availability under our revolving credit facility at quarter end, providing significant financial flexibility. Yesterday our Board of Directors declared a quarterly dividend of $0.19 per share payable in June 2026.

Let me now turn to our segment performance.

Building Products delivered another solid quarter, reflecting the quality of our business and the efforts of our teams. We are pleased to close the LSI acquisition in mid-January, expanding our offering in the building envelope and are excited to welcome LSI's team to Worthington. Q3 net sales grew 36% year-over-year to $224 million, up from $165 million in the prior year quarter. Growth was driven by higher overall volumes and contributions from acquisitions which contributed $32 million in net sales. Excluding acquisitions, net sales increased 16% year-over-year reflecting strong organic growth across multiple value streams, in particular, our water and cooling construction businesses. Adjusted EBITDA for the quarter was $59 million compared to $53 million in the prior year quarter, with an adjusted EBITDA margin of 26.3%. The $6 million increase was driven by improved performance in our wholly owned businesses, including approximately $5 million from recent acquisitions, partially offset by lower combined equity earnings from our joint ventures. WAVE continues to perform well delivering year-over-year growth and contributing $27 million in equity earnings, while ClarkDietrich results were lower year-over-year in a challenging nonresidential construction environment. ClarkDietrich contributed $6 million compared to $9 million last year and improved modestly sequentially from Q2. Our integration plans for Elgen and LSI are on track, and the Building Products team remains well positioned to continue to deliver value as we move forward.

Consumer Products achieved strong sales and earnings growth in the quarter, driven by the strength of our brands, disciplined execution and continued demand across key categories. Net sales in Q3 were $155 million, up 11% over the prior year quarter, driven by improved volumes and higher average selling prices. Balloon Time continues to perform well showing its agility with expanded retail placement paired with innovations like the Balloon Time Mini. Adjusted EBITDA margin increased -- sorry, adjusted EBITDA increased to $35 million from $29 million in Q3 a year ago, with margins expanding to 22.9% from 20.5%. The consumer team is poised to continue delivering value-added solutions that strengthen our customer relationships and position the business for sustainable growth moving forward.

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Third Quarter 2026 Earnings Call

We delivered strong financial results in Q3. Our differentiated product solutions and disciplined execution leveraging the Worthington Business System are driving stronger operations, solid cash flow and returns and resilient earnings growth, both organically and through acquisitions.

At this point, we're happy to take any questions.

QUESTION & ANSWER:

Operator^ (Operator Instructions) Our first question will come from the line Dan More with CJS Securities.

Will Seddon^ This is Will on for Dan. Fourteen percent organic revenue growth in the quarter, very strong. Can you talk about volume versus price? Was price much of a factor for either building products or consumer products?

Colin Souza^ Yes. Good question, Will.

So, we're very pleased on the organic growth rate overall. Fourteen percent organic, which you mentioned. Building Products was up 16% organically, that's the second quarter in a row, Building Products up 16% organically. Consumer was up 11%.

It was a mix of different factors there across the different value streams. Volume played a key role. Pricing played as well there. But overall, we continue to think about where we're heading organically in terms of the margins. We're trying to get to 30%, and we've been in the high 20s over the past couple of quarters. We continue to try to make progress toward that 30% gross margin range. And then just as important is making sure we control our SG&A and getting that below 20% as a percent of sales.

So, a number of value streams were up from a volume and then some were up from a pricing standpoint. I talked about Consumer Products, just volume and higher average selling prices. So, the pricing factor was there more than others.

Joseph Hayek^ Yes. And Will, it's Joe. The only thing I would add is that volumes are definitely increasing and at the same time -- as Colin mentioned, there are some pricing dynamics there as well. What sometimes gets lost is the benefits from the new products and NPD that we're seeing on the organic growth side.

We talked about Balloon Time. Their store count is up 64% from a year ago. They're in 55,000 stores. That's driving a lot of growth. And then we talked about the ASME tanks in data centers. That's just not us raising price or having more volume of the same thing. That's having new products that are available to either defend our existing businesses to increase the moat around our businesses or candidly to appeal to new customers and we're having success with all three which makes us pretty happy and pretty optimistic about the future.

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Third Quarter 2026 Earnings Call

Will Seddon^ That's super helpful. And looking forward, can you add some color on the type of organic growth you're expecting to generate in Q4 and over the next few quarters and if you could break it out by building products and consumer products in the JVs?

Joseph Hayek^ Yes. That sounds suspiciously like giving guidance, so we're not going to be able to do that. But we do believe that a lot of the sort of trends that we have been seeing will continue. We're always mindful in our businesses that there are pockets of strength. One of the things that really makes us feel good about our business is that we do have businesses and end markets that are influenced by different things. We're not over-indexed to a certain vertical or a certain industry. And so yes, we'll continue to drive organic growth as we optimize and grow the business, and we're certainly always looking for opportunities to grow through acquisitions as well.

Operator^ Our next question will come from the line of Brian Biros with Thompson Research Group.

Steven Ramsey^ This is Steven Ramsey on for Brian. The comment on the tank business into data center, certainly an interesting topic and one that our channel checks point to stunningly bright picture for this segment over the next year or two at least.

I'm curious on two fronts there. Number one, how the pipeline is forming and your visibility into that demand for new data centers? And then secondly, is there much opportunity now or that's coming in the retrofit side of existing data centers?

Joseph Hayek^ Steven, it's Joe. Great question.

For a lot of our value streams, data centers are an important and growing end market. WAVE, ClarkDietrich, Elgen, LSI and Amtrol, which is our water business, to name a few. Specifically, on the water side -- on the ASME side of the business -- the ASME cooling tanks that we provide are gaining significant traction as data centers increasingly embrace liquid cooling and there are lots of things from chipsets and things like that, that are driving that dynamic. For us, our business this year will probably triple. Importantly, next year, we see additional incremental growth. And we honestly don't think it's a year or two, we think in several years. We also don't think it's all coming at once because when you look at the announced data centers and the announced changes, there is a lag between those announcements and then when things get built. And certainly, when our solutions become part of the overall construction project. And so, visibility-wise, we continue investing in people and process and engineering capability. And so, we feel really good about that business for the foreseeable future. It's not just in the tank side of the business. I mentioned we have lots of other businesses that are benefiting from exposure and solutions to do in the data center. We also don't want to over index to data centers either. It's not like this is half of our revenue, but it is growing, and we feel really good about it. And we feel good about the investments that we have made that have led to our success thus far and that we're continuing to make.

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Third Quarter 2026 Earnings Call

Steven Ramsey^ That's great color.

It all makes sense. And maybe a follow-on question on the same topic. How do you feel about your capacity producing all the various products that go into data centers? And how do you think about managing that capacity given the outlook for multiple years is so bright?

Joseph Hayek^ Yes. That's a great question. And certainly, we're not the only company that needs to sort that out as the entire supply chain and ecosystem around data centers continues to be pretty dynamic. From our perspective, we continue to feel like we have capacity and we can grow and we have the ability to continue to think about the best ways to make sure that we are engineering these products and getting them into the hands of our customers on an efficient basis.

Steven Ramsey^ Okay. That's helpful. And then last quick one for me. One of the topics from the recent war issues is helium shortages, I'm curious if this is any impact for you guys?

Joseph Hayek^ Yes. It's a great question. In the near term, as a domestic sort of supplier of what we do, our sources of helium are also domestic. And so never say never but right now I think we're in good shape.

Operator^ Our next question will come from the line of Walt Liptak with Seaport Research Partners.

Walter Liptak^ Great quarter, guys. I wanted to do some follow-ons to the data center question that was just asked. You ran through a couple of businesses Wave, LSI, Amtrol. And I think there might have been another one that has exposure to data center. I wonder if you could maybe talk about them collectively, how much revenue is there today? How much -- what's the growth rate on all of those? And what do you think your best opportunity is from those multiple spots where you can go after data center projects.

Colin Souza^ Walt, so, as Joe mentioned, we play in a number of different verticals, different businesses to support the growth there.

With Wave, it's more of the structural grid and then containment and they have really solid teams in place and capabilities to capture the demand that they're seeing there which is fast and growing and feel really good about that.

ClarkDietrich, more on the structural side, the products that they provide. They're seeing increased volume there and they're able to capture that and feel really good there.

On Elgen, we've talked about it with HVAC components and then struck products. They've seen big increases in their demand over the past couple of years related to data centers and then on LSI, the metal roofing clips.

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Third Quarter 2026 Earnings Call

So, they're all growing quickly within each of these businesses. I mentioned last quarter, it's less than 10% of each of these businesses individually, but in all cases, it's the fastest-growing area of these businesses. So, I would expect that to continue moving forward based on what we can see. Each of these businesses in different ways, they're either making small investments in just resources to help capture the demand, and in some cases, small investments in equipment to make sure we can capitalize on the solutions that the data centers need.

So Joe talked about our water business with Amtrol, and we're excited about that opportunity. And our teams are just setting up their strategy to make sure we can capitalize on this moving forward. So, we feel really good about that and touches a number of businesses, and the teams are focused there for sure.

Walter Liptak^ Okay. Great. Okay, I'll change gears here and go into maybe just one, the -- during the quarter, we had the situation in the Middle East change with U.S., Iran -- it didn't seem like it had much of an impact that was negative because the results were really good, especially the organic growth. But did you see any customer behaviors change in February, March? And how are things trending towards the end of March?

Joseph Hayek^ Sure. So, the Middle East specifically, well things are pretty fluid at the end of last week, things look a certain way. And this week, they look a bit more optimistic from the standpoint of getting the Strait of Hormuz open and getting goods and oil flowing to the world.

It's a little difficult to forecast any tangible impacts that a prolonged closure would have beyond the obvious which is that interruptions of global shipping are inflationary, and that just is what it is. So specifically, energy costs are up including oil, diesel, natural gas and other derivatives, that's true globally. This will have an impact on everybody, whether it's trucking, ocean freight or anything else. There are other inputs that come out of the Middle East so those will be impacted.

And then specifically to us, our European LPG business had some customers in the Middle East and right now we're unable to ship to those customers. So we're certainly hopeful that the situation gets resolved sometime in the near future.

But I would say first of all, we're not at all over-indexed to the Gulf or oil prices generally, since we're predominantly a U.S. manufacturer, but we will take steps to mitigate potential headwinds or price increases with fuel if or as they present themselves to us.

Walter Liptak^ Okay. Great. And then kind of along those same lines in the Consumer Products segment -- they had -- it looks like a really nice quarter. I wonder if you could talk about inventories, market share. You talked already about the selling price increases, but it seems -- did they take their inventories down too low, and they're just coming -- bringing them back up to a normal level. And you mentioned Balloon Time market share gains? Are there other market share gains as a U.S. manufacturer that's helping the organic revenue?

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Third Quarter 2026 Earnings Call

Colin Souza^ Yeah. Walt, so as you said, Consumer had a fantastic quarter. They were up 11% growth organically and a number of factors there. The Celebrations business, our Balloon Time business, volume was up there as we've continued to gain share, gain new placements and layer on innovation. So, a lot of initiatives working well there and compounding on each other for good results on the Celebrations category.

Our outdoor business, volumes were up, and we were able to capitalize on demand there.

The tools businesses continue to perform okay not up significantly, not down significantly. And we talked about some of the demand drivers within kind of repair and remodel activity that are key factors there.

But margins for Consumer, they were up 240 basis points year-over-year versus the prior year quarter. That was factors I mentioned, higher volumes, improved pricing, favorable mix and really good Q3 overall. Q3 and Q4 are seasonally strongest quarters in Consumer Products, but we don't see any sign of overstocking from an inventory perspective at our retailers, so feel good about just the demand dynamics there and things to come. Q3 being our strongest quarter typically.

Operator^ Our next question will come from the line of Susan Maklari with Goldman Sachs.

Susan Maklari^ Good morning, everyone. Can you hear me okay?

Joseph Hayek^ Yes.

Susan Maklari^ Okay. Perfect. I wanted to talk a bit about the state of the consumer, with everything that’s happened and going on in the world have you seen any change as you think about the Spring and just how you're thinking about inventories and positioning, especially around the new products and all that momentum that you're seeing?

Joseph Hayek^ Sure. So, the state of the consumer generally -- for us, consumer -- for our Consumer business, we're not broadly correlated with overall consumer trends that a lot of people focus on. Many of our consumer products are actually geared towards contractors or for professionals. And in those value streams, demand is actually more akin to what you might see in building products which are stable steady conditions with a little bit of growth. In the more traditional consumer-focused value streams, our products are, a lot of times, used to elevate the experiences that people are having as they replace more expensive experiences. And so, our demand tends to be a bit more resilient than in other categories that you might see in consumer.

From an inventory perspective, we're relatively steady. We approached the winter season with camping gas, in a pretty good spot, and we partnered really well with our retail customers, and they exited Q3 in a pretty good spot, and we don't believe that they’re kind of over-indexed or that the channel is overly full. But the longer dynamic, Susan, I'd point out is that we do continue to benefit from the innovation engine. We've opened new doors in gaining shares. We talked

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Third Quarter 2026 Earnings Call

about the things that are happening with Balloon Time. It's also true in the tools business. And overall, we've got a lot of things that probably won't launch in the next quarter, but over the next year, we've got a number of new products that are also coming to market that we feel pretty good about.

Susan Maklari^ Yeah, that’s great color. Can you also talk a bit about the JVs. It seems like obviously with the macro coming through, you're still seeing some of those pressures in ClarkDietrich, but can you give us an update on how things are moving there. And also within WAVE how you're seeing the dynamics and supply and demand in that part of the business? And anything that relates to steel versus pricing that you put through earlier this year?

Joseph Hayek^ Sure. So, Susan, I think I understood your question. You're echoing quite a bit. But I think what your question is around the JVs and a lot of the dynamics there. And so I'll give it a shot, but if I miss anything that you're asking about, make sure you remind me.

But take ClarkDietrich firm, it's a great business. They are a market leader, but they're operating in a pretty tough environment. That environment will improve over time as market conditions allow. They improved sequentially in Q3. We do expect them to be relatively flattish to that number in Q4. But as we kind of look out and we think about interest rates and uncertainties and the headwinds, this is the time period where the team at ClarkDietrich is operating exceptionally well. And they have leaned out their processes. They have learned an awful lot about how to deal with different challenging environments that their customers are having there. I think their customers are feeling better about them than they have in quite a while, and they've really prioritized do business with ClarkDietrich. And so we've got one more, I think challenging comp for ClarkDietrich, but thereafter, we expect them to continue to do all the things that they're doing, and they'll increasingly contribute to EBITDA growth over the course of time and certainly getting into fiscal '27.

And WAVE, as you know, continues to be a great business with the commercial market -- being -- having less opportunities to grow, although we are starting to see some green shoots there. We continue to see strength there in data centers, in healthcare and education. The verticals -- and people talk a lot about data centers -- and there, data centers generally are representing a lot of the growth that's available in consumer -- I'm sorry, in commercial. But that will ultimately change. And so, when those markets turn and get better, the entire industry, I think, is poised to grow. They continue to do a fantastic job on their own with NPD. That's a great management team and a great leadership team and our partner at Armstrong. We're very happy with WAVE and all the work that continues to go in there in a relatively flattish demand environment, they continue to do a fantastic job.

Susan Maklari^ Okay, that’s great color. I'm just going to squeeze one more in which is, was there any impact from the weather with building products in the third quarter?

Joseph Hayek^ Again great question. And so, in Q3, weather is actually a little bit of a mix bag for us. So, the cold and the storms that the eastern half of the country experienced, those starting

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in December did drive demand for our camping gas and our other heating products. Those are used for emergency and supplemental heats and for cooking fuel in cases of emergency and lost power. At the same time, the cold and storms caused some delays on construction sites which have an impact on a number of our businesses. We actually lost several production days in our Building Products facility in the Northeast and a couple in the Midwest because of those storms. And in some cases, you can make up some of that production and shipping with some expensive overtime. Sometimes you simply lose those days. And in a roughly 60-day shipping quarter, those kinds of disruptions aren't needle-moving by themselves, but they do matter and they can put some pressure on manufacturing and conversion costs.

So overall, I would say that the weather as is seasonally normal, was a modest positive for us overall.

Operator^ (Operator Instructions) Our next question is a follow-up from the line of Dan Moore with CJS Securities.

Will Seddon^ This is Will on again just one more follow-up that I don't think was asked yet. Can you provide maybe more color and update on the LSI acquisition. How is performance and synergy realization tracking relative to expectations?

Colin Souza^ Yes, Will, thanks for the follow-up. So really excited about LSI. We closed it midway through the quarter. So, there's really just about six weeks of results in the quarter, but meeting expectations so far. We're in early days of integration, but really, really excited about that business. And the more we spend time with that team, the more it’s validating in our conviction increases for what we can do together.

As a reminder, they're a leading player in commercial metal roofing clips. This was an attractive niche driven by the reroofing cycle and really strong margin profile and opportunities for us to really capitalize on coming together and making this business better under our ownership. So really excited about that.

And lastly, the team there is such a good cultural fit with ours. So we enjoy spending time with them and look forward to the things we can do together.

Operator^ Our next question comes from the line of Brian McNamara with Canaccord.

Brian McNamara^ You know I'm going to ask about tariffs and tariff advantages. So, I'm curious where you guys stand in your tariff advantage product relative to peers on a market share basis or however kind of way you want to posit it. I remember last quarter you guys said you needed to hire 40 more people at your plants to kind of meet increased demand for those products. And I think that’s what partly drove part of the gross margin degradation last quarter.

So where are we as it relates to kind of the tariffs and kind of your perceived advantage there?

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Third Quarter 2026 Earnings Call

Joseph Hayek^ Sure. Brian, a lot has changed, but there has not been a lot of resolution around tariffs in the last couple of months. But from our perspective, we still think that we're a net beneficiary of the tariffs that are announced in place. And as you know in a lot of our value streams, we are the only domestic manufacturer of certain products. And so potential foreign competitors need to navigate the Section 232 tariffs, which was not an issue with the Supreme Court. So, a level-playing field is always a good thing for us. We believe we have taken market share in multiple value streams, and we did absolutely chat in December about the fact that we have added some manufacturing colleagues to meet demand in those businesses. And so we continue to feel like our solutions are resonating and that the competitive dynamic is such that we have the opportunity to compete on the merits and the value that we bring to our customers, and that makes us feel really good.

We've talked about this, but we do have some tariffs impacts that are negative to us, whether it's commodity cost or certainly in the consumer business, the products that are manufactured overseas. And so, there's the three mitigants that we always leverage our -- asking our suppliers to partner with us and offset some of those additional costs.

We could continue to try and leverage tools and take costs out of our own supply chains everywhere we can. And then if we need to we contemplate pricing actions. And we do feel like we’re where we need to be in all three of those areas right now. And so, if you think about aluminum and brass, there's also been talk of these various potential refunds and things like that. We actually don't think that those are going to happen anytime soon. It's just me personally, I'm not sure that the government is going to readily suggest that they want to give a couple of hundred billion dollars back. And so there have been some states or some companies that have actually filed suits. But from that IEPA dynamic, we're going to wait and see how that plays out.

But yes, we continue to think about our business and what we can control, and our teams are doing a phenomenal job there. And actually, Brian, if you think about it for a second, when we talk about our strategy in action, there are a few numbers that might help to tell the story.

The nine months ended in Q3, we've grown our top line by $175 million in between increases in our gross margin and a decrease in our SG&A as a percentage of sales in that same 9-month period. Our adjusted EBITDA margin is up 220 basis points in the wholly-owned businesses. And so you've got a little bit of a decline contribution from the JVs.

But overall, I think that's -- if you think about what our strategy really is which is to optimize and grow our businesses and to keep our SG&A flat as we grow, as Colin mentioned, that's what we're seeing. And then the environment back to your tariffs question, the environment that we're in, we believe it's steady and it's likely to continue this way unless something unforeseen. And look, there's a lot going on in the world but based on what we can see right now we think steady as she goes from a demand perspective with some green shoots in some places so that makes us pretty optimistic.

Worthington Enterprises

Third Quarter 2026 Earnings Call

Brian McNamara^ Great. That's really helpful. I appreciate the color on the data centers, it's becoming a bigger topic for you guys and obviously the market in general. I think when you guys split, it was a pretty small part of your business. I was hoping you guys could contextualize kind of where you are? I understand if you don't want to quantify per say. I think Colin mentioned it's less than 10% of some of your business lines. But like how big is it today on a qualitative or quantitative business? And how big do you think you can get over the next couple of years?

Colin Souza^ Yeah, Brian. So, I'll start there and appreciate the question.

I mean it's -- I think all we can say there is it's helping grow a number of our businesses and offsetting some softness in other markets. And then we're doing our best to develop strategies to support this demand. It's unique in each of these value streams. And so, I mentioned earlier, whether it's people or equipment or capabilities or partners, we are leveraging all of those tools to develop the best solutions to capture this demand. It is a focus of ours because we see the growth opportunity, but to Joe's point, we're not over-indexed to it by any means. So, we're trying to be smart about how we spend our time and resources, but it is an opportunity to capture more incremental growth for us. And if things play out as we expect, the percentage share across these businesses will increase to data centers as we move forward and that's the best way we could characterize it on top of what Joe shared specifically about our Water business.

Joseph Hayek^ Yeah, and Brian, I mean Colin did a really nice job of kind of trying to frame size-wise, what this is for us. I do think it will be bigger a year from now than it is right now.

We have made investments. Our solutions are resonating, and we are developing. In some places, these are buildings and buildings need certain things. In other environments, these are very purpose-built buildings that need very specific things. And so, our solutions have been customized in a lot of cases.

The other thing that people sometimes focus a lot on -- data centers, but data centers are, in fact, representing a lot of commercial construction. And so as commercial construction improves, generally speaking, right, volumes in a lot of these spaces will go up because commercial conditions normalize and you still have the data center growth that really, we expect to continue for 5-plus years. I think that will add a lot of specific activity around construction and retrofit.

Operator^ This concludes our question and answer session. I will now turn the call back over to Joe Hayek for closing comments.

Jay Hayek^ Thanks everybody for joining us this morning. We appreciate your time. Have a great week. We look forward to speaking with everybody again soon.

Operator^ This concludes today's conference call. Thank you all for joining. You may now disconnect.